SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
CHECK THE APPROPRIATE BOX:


[ ] PRELIMINARY INFORMATION STATEMENT     [ ] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14C-5(D)(2))
[X] DEFINITIVE INFORMATION STATEMENT


                          RANKIN AUTOMOTIVE GROUP, INC.
                   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (Check the appropriate box):

         [X]  No Fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                          RANKIN AUTOMOTIVE GROUP, INC.

                         3838 N. SAM HOUSTON PARKWAY E.
                                    SUITE 600
                              HOUSTON, TEXAS 77032
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held July 27, 2000

TO THE SHAREHOLDERS OF RANKIN AUTOMOTIVE GROUP, INC.

      The Annual Meeting of Shareholders of Rankin Automotive Group, Inc. will be held at the Hotel Sofitel in Houston, Texas at 10:00 a.m., Central Daylight Time, for the following purposes:

      1. To elect four directors to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 21, 2000, at the close of business, as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

                                          By order of the Board of Directors



                                          Steven A. Saterbak, Secretary

Dated:  June 27, 2000

                          RANKIN AUTOMOTIVE GROUP, INC.

                         3838 N. SAM HOUSTON PARKWAY E.
                                    SUITE 600
                              HOUSTON, TEXAS 77032

                            ------------------------

                              INFORMATION STATEMENT

                          ----------------------------

      This Information Statement is being furnished by the Board of Directors of Rankin Automotive Group, Inc. (the "Company") in connection with the Annual Meeting of Shareholders, and any adjournments thereof, to be held on July 27, 2000, Central Daylight Time, at 10:00 a.m. at the Hotel Sofitel in Houston, Texas for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Company will bear the costs of preparing, assembling and mailing the Information Statement and the 2000 Annual Report in connection with the Annual Meeting.

      This Information Statement is first being sent to Shareholders together with the Notice of Annual Meeting and Annual Report for the fiscal year ended February 29, 2000, on or about June 27, 2000.

                  SHAREHOLDERS ENTITLED TO VOTE AND PRINCIPAL SHAREHOLDERS

      As of the close of business on June 21, 2000, the record date for determining the shareholders entitled to vote at the annual meeting, there were issued and outstanding and entitled to vote a total of 5,186,613 shares of the Company's Common Stock (the only class of securities outstanding), each of which is entitled to one vote.

      The persons who owned of record or was known by the Company to own beneficially on June 21, 2000 more than 5% of the outstanding shares of Common Stock of the Company were the following:

                                                NUMBER OF            PERCENT
      NAME AND ADDRESS                        SHARES OWNED           OF CLASS
      ----------------                        ------------           --------
      Randall B. Rankin                        2,802,258               53.0%
      3838 N. Sam Houston Parkway E., #600
      Houston, TX  77032

      Ali A. Attayi                              710,000               13.4%
      2 Lakeview Place
      Houston, TX  77070

      Mr. Randall B. Rankin, the owner of 53.0% of the outstanding shares of Common Stock of the Company, has indicated his intent to vote in favor of the election of the proposed slate of directors. The vote represented by shares owned by Mr. Rankin is sufficient for approval of such proposal. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Shareholders are invited to attend the Annual Meeting and can vote in person at that time.

                              ELECTION OF DIRECTORS

      The Board of Directors has nominated four persons (each, a "Nominee") to stand for election as a Director to serve until the 2001 Annual Meeting of Shareholders and until his successor has been duly elected and qualified.

NOMINEES FOR DIRECTOR

      Each Director of the Company serves as a Director for a term of one (1) year and until his successor is duly elected and qualified. The following sets forth for each Nominee, his name and age, positions and/or offices held with the Company, the period during which each Nominee served in such positions and/or offices, a description of his business experience during the past five (5) years or more, and other biographical information.

                                                          COMMON SHARES
                                                           BENEFICIALLY
                                       SERVED              OWNED AS OF
                                         AS               JUNE 21, 2000
                                      DIRECTOR         --------------------
NAME                      AGE          SINCE            NO. SHS.(1)  % SHS.
----                      ---         --------         ------------  ------
Randall B. Rankin         50            1978              2,802,258   53.0%
Ricky L. Sooter, Esq.(2)  47            1996                  6,000     *
Gary D. Walther(2)        44            1999                  3,300     *
Thomas M. Hargrove(2)     50            1999                  6,000     *
--------------
*Less than 1%
(1) Includes shares underlying options currently exercisable or exercisable within sixty days.
(2)   Member of Audit Committee.

      RANDALL B. RANKIN has been Chief Executive Officer of the Company since its inception in 1978 and President from inception until 1999. Prior thereto, he operated the business as a sole proprietorship since its founding in 1968. He has essentially spent his entire adult life in various sales, marketing, and administrative capacities within the Company. Mr. Rankin has served on numerous warehouse associations and councils, advising aftermarket manufacturers on the needs of the auto parts industry. He is Chairman of the Board of Louisiana Auto Parts Association.

      THOMAS M. HARGROVE was a founder of and has been Managing Director of GulfStar Group, Inc., a Houston-based investment banking firm since 1990. He served as a Senior Vice President in the Corporate Finance Department of Rotan Mosle, Inc., a subsidiary of PaineWebber Incorporated, from 1986 to 1990. He is a director of Entrix, Inc., Spec Group, Inc. and Stellar Event & Presentation Resources, Inc.

      RICKY L. SOOTER, ESQ. is a practicing attorney and member of the law firm of Provosty, Sadler DeLaunay Fiorenza & Sobel in Alexandria, Louisiana and has been a shareholder at the law firm of Provosty, Sadler DeLaunay Fiorenza & Sobel since 1986. His concentrations are in the areas of real estate, banking, collection and creditors' rights, business transactions and workers' compensation. Mr. Sooter received his J.D. Degree in 1977 from Louisiana State University.

      GARY D. WALTHER is Managing Director of Walther Holdings, Inc., an independent financial consulting and business advisory firm. From April to August 1998, he was the interim Chief Financial Officer of EZ Serve Corporation (AMEX:EZS); from October 1990 to February 1998, he was Vice President Finance and Chief Financial Officer of Hi-Lo Automotive, Inc. (NYSE: HLO); from October 1989 to October 1990, he was Vice President and Chief Financial Officer of WBC Holdings, Inc., a turnaround affiliate of GE Capital Corporation. During the period of July 1985 through October 1989, he was First Internal Audit Director and from March 1986 Controller and Principal Accounting Officer of Gordon Jewelry Corporation (NYSE: GJC). Mr. Walther was with the International Public Accounting firm of Arthur Andersen and Co. from September 1976 through July 1985.

      During the fiscal year ended February 29, 2000, the Board of Directors held three meetings and the Audit Committee met twice. All of the incumbent directors attended all of the meetings held.

COMMITTEES

      The Board of Directors has established an Audit Committee. The members of the Audit Committee are Messrs. Hargrove, Sooter and Walther. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, review the scope, fees and results of their audit and approves their non-audit services and related fees. The Audit Committee meets periodically with management and with the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common shares of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common shares, options, and stock appreciation rights (other than certain cash-only rights), and any changes in that ownership, with the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the Company is required to report, in this Information Statement, any failure to comply therewith during the last year. The Company believes that all of these filing requirements were satisfied.

                       REMUNERATION OF EXECUTIVE OFFICERS

      The following table sets forth certain information relating to the compensation earned by the Chief Executive Officer of the Company and those officers who received total cash compensation for the past year in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL          OTHER
NAME AND PRINCIPAL POSITION               YEAR       COMPENSATION   COMPENSATION
---------------------------               ----       ------------   ------------
Randall B. Rankin
      Chairman of the Board and
        Chief Executive Officer           2000       $    120,000    $61,984 (1)
                                          1999       $    120,000            -
                                          1998       $    120,000            -

Ali A. Attayi(4)
      President and Chief Operating
        Officer                           2000       $    279,000    $30,121 (2)

Terry Bryden(4)
      Senior Vice President Operations    2000       $    127,000     $9,729 (3)

David L. Epstein(4)
      Senior Vice President               2000       $     97,700    $10,300 (3)
-----------------------

(1) Consists of use of Company vehicle ($47,630) and premium for life insurance policy of Mr. Rankin and his wife for which these individuals are the beneficiaries.
(2) Consists of use of Company vehicle ($23,760) and premium for life insurance policy of Mr. Attayi and his wife for which these individuals are the beneficiaries.
(3) Consists of use of Company vehicle and, in the case of Mr. Epstein, includes a $3,300 cash incentive.
(4) Became an officer of the Company during the fiscal year ended February 29, 2000.

      On March 10, 1999, the Company entered into a five year employment agreement with Mr. Ali Attayi of Houston, Texas, whereby Mr. Attayi agreed to serve as President and Chief Operating Officer of the Company. The agreement provides for an annual compensation of $295,000, subject to adjustment during the fourth and fifth years based on a recommendation from an independent compensation consulting firm. Mr. Attayi is also entitled to such other benefits as may be provided from time to time to other management employees. Mr. Attayi also received an option to purchase 300,000 shares of the Company's Common Stock. The option terminates on March 9, 2009, vests one-third each year ending March 10, 2000, 2001 and 2002, and is exercisable at $3.1996 per share.

      Mr. Attayi has recently announced his retirement to be effective July 27, 2000. Upon his retirement, Mr. Rankin will assume the duties of President and Chief Operating Officer.

      On April 27, 1999, the Company entered into a three year employment agreement with David L. Epstein, Senior Vice President of the Company. The agreement provides for annual compensation of $124,800 plus a year end bonus of not less than $5,000 and an annual car allowance of $8,400. Mr. Epstein will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Epstein was granted a five year option to purchase 30,000 shares of the Company's Common Stock at $5.00 per share, vesting one-third on

July 26, 1999, one-third on April 27, 2000 and one-third on April 27, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

DIRECTOR COMPENSATION

      Non-employee directors received $2,000 per board meeting attended in person and $350 for each committee meeting attended in person. Non Employee Directors receive $500 per board meeting attended telephonically. Additionally, any committee meeting not held in conjunction with a Board of Directors meeting entitles the committee member to compensation of $1,000 per meeting. In addition, in 1999, the Company granted options to purchase 3,000 shares of Common Stock to each of the new non-employee directors. The options are exercisable in full one year from the date of grant and expire five years from the date of the grant. The options are exercisable at $3.875 per share. In 1998, the Company granted options to purchase 10,000 shares each to the Company's three then-officers/directors (other than Mr. Rankin); 10,000 of which were subsequently canceled as a result of a resignation by one of the officer/directors. The options are exercisable 20% per year and expire five (5) years from the date of the grant. The options are exercisable at $3.1875 per share. The exercise price for each of the options granted was equal to the fair market value of the Company's Common Stock on the date of grant.

                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

INTRODUCTION

      Under rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company's Chief Executive Officer, President and the other executive officers of the Company. The disclosure requirements for the executive officers include the use of tables and a report of the Board of Directors (the "Board") responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. Therefore, the Board has prepared the following report for inclusion in this Information Statement.

COMPENSATION PHILOSOPHY

      The compensation philosophy for executive officers conforms to the compensation philosophy of the Company generally for all employees. The Company's compensation is designed to:

      o provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

      o provide compensation which relates to performance of the individual and is based upon individual performance;

      o provide incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

      o provide appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership.

EXECUTIVE OFFICER COMPENSATION PROGRAM

      The Company's executive officer compensation program is comprised of base salary, cash bonuses based upon individual performance and long-term incentive compensation in the form of stock options under the Stock Option Plan. In addition, the Company's executive officers receive various other benefits, including medical benefits, which are generally available to the employees of the Company.

BASE SALARY AND BONUS AWARDS

      The Board reviews the salaries of the executive officers of the Company annually. The Board made salary decisions about the executive officers based upon a variety of considerations in conformance with the compensation philosophy stated above. First, salaries are competitively set relative to companies with similar businesses to that of the Company. Second, the Board considered the performance of the individual executive officer with respect to the areas under his or her responsibility, including an assessment of the value of each to the Company. Third, internal equity among employees was factored into the decision. Finally, the Board considered the Company's financial performance and its ability to absorb any increases in salaries.

      Mr. Rankin, the founder of the Company, has been the Company's Chief Executive Officer since its inception in 1978. Mr. Rankin's salary has remained at $120,000 for the past three years and was established at the time of the Company's initial public offering. At Mr. Rankin's request, his compensation has not been reevaluated. The Board believes that his salary is more than fair based on the Company's size and Mr. Rankin's prior experience and knowledge of the Company's operations and the industry in which it operates.

      In connection with the acquisition of US Parts Corporation, the Company, on March 10, 1999, entered into a five year employment agreement with Mr. Ali Attayi of Houston, Texas, whereby Mr. Attayi agreed to serve as President and Chief Operating Officer of the Company. The agreement provides for an annual compensation of $295,000, subject to adjustment during the fourth and fifth years based on a recommendation from an independent compensation consulting firm. Mr. Attayi will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Attayi also received an option to purchase 300,000 shares of the Company's Common Stock. The term of this option terminates on March 9, 2009, vests one-third each year ending March 10, 2000, 2001 and 2002, and is exercisable at $3.1996 per share. The options immediately vest upon a change in control of the Company of the effectiveness of a registration statement filed with the Securities and Exchange Commission, excluding a registration statement filed in connection with any benefit plan or merger or acquisition.

      In connection with the acquisition of Allied Distributing Company of Houston, Inc., the Company, on April 27, 1999, entered into a three year employment agreement with David L. Epstein, Senior Vice President of the Company. The agreement provides for annual compensation of $124,800 plus a year end bonus of not less than $5,000 and an annual car allowance of $8,400. Mr. Epstein will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Epstein was granted a five year option to purchase 30,000 shares of the Company's Common Stock at $5.00 per share, vesting one-third on July 26, 1999, one-third on April 27, 2000 and one-third on April 27, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

      The employment agreements with Messrs. Attayi and Epstein were entered into as a result of arms-length negotiations carried on in connection with the acquisitions referred to above. The Board believes that the aggregate compensation for each of Messrs. Rankin, Attayi and Epstein is reasonable based upon each of their responsibilities, the revenue size of the Company, the potential growth as a result of the recent acquisitions and other factors when compared to executive officers of similar companies having comparable positions.

STOCK OPTION AWARDS

      The Company maintains the Stock Option Plan, which is designed to align executive officers' and shareholders' interests in the enhancement of shareholder value. Stock options are granted upon the recommendation of the Board with the approval of the disinterested members of the Board. Executive officers and others are eligible to receive options under the Stock Option Plan. The Board strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's Common Stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Stock Option Plan, whereby they are granted options generally exercisable at no less than fair market value on the date of the grant. Because no benefit is generally received unless the Company's stock price performs favorably, awards under the Stock Option Plan are intended to provide incentives for executive officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing shareholder value.

      The stock option grants are principally based on overall consolidated results of the Company, achievement of Company objectives, individual performance, including managerial effectiveness, initiative team work, and are in such amounts that reflect what the Board believes are necessary to attract, retain and motivate senior management and other key employees. Stock option awards are considered in the package of the key employees. The Board believes that stock option awards are rewards for past growth and the incentive for continued growth.

                               BOARD OF DIRECTORS

            Randall B. Rankin       Ali A. Attayi           Gary D. Walther
            Ricky L. Sooter         Thomas M. Hargrove

      The report of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCK PERFORMANCE GRAPH

      The following graph represents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Standard & Poors 500 Index and a Market Cap-Weighted Comparables Composite Index. This graph assumes that $100 was invested as of the close of markets on November 18, 1996, the date of the Company's initial public offering, in the Company's Common Stock and in the indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

                                                          ADJUSTED TO BASE = 100
                                 ------------------------------------------------------------------------
                                  11/19/1996      2/28/1997      2/27/1998      2/26/1999      2/29/2000
                                 ------------   ------------   ------------   ------------   ------------
RANKIN AUTOMOTIVE ............         100.00         200.00          34.40          38.80          20.90
MG AUTO PARTS INDEX ..........         100.00         103.99         139.27         123.49         104.55
RUSSELL 3000 INDEX ...........         100.00         104.38         140.23         160.45         186.23

      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Acts except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                              CERTAIN TRANSACTIONS

      The Company leases three of its stores, a machine shop, a storage facility and its Alexandria administrative offices, from Mr. Randall B. Rankin. With the exception of one lease, which expires in 2006, each of the leases expire in 2001 and require monthly rentals ranging from $1,200 to $2,300. The lease which expires in 2006 covers a 38,000 sq. ft. building and requires a monthly rental of $15,000 per month. The Company utilizes approximately 6,600 square feet of the building as a traditional store, 20,000 sq. ft. as a wholesale store and redistribution facility and 3,000 sq. ft. as corporate offices. The Company subleases the remaining 8,400 sq. ft. to an unaffiliated third party. The aggregate rent paid to Mr. Rankin for each of the years ended February 29, 2000 and February 25, 1999 and 1998, $284,000, $266,000 and $262,000, respectively, and the Company realized rental income of approximately $41,000, $43,000 and $31,000, respectively, from its subleases. The Company believes that the current lease terms are at least as comparable to those that could be obtained from unaffiliated third parties.

      During fiscal 2000, the Company leased three of its stores from Ali A. Attayi. Each of the leases expire in 2003 and require monthly rentals ranging from $2,500 to $5,120. One of the leases had an increase in rate in fiscal 2001 to $5,440. The aggregate rent paid to Mr. Attayi for the year ended February 29, 2000 was $149,000. The Company believes that the current lease terms are at least as comparable to those that could be obtained from unaffiliated third parties.

      During fiscal 2000, the Company acquired substantially all of the assets and operations of US Parts Corporation. GulfStar Group, Inc., of which Thomas A. Hargrove is a Managing Director, provided professional services to the seller of US Parts and received compensation from the seller in the amount of $204,000. GulfStar Group, Inc. also provided financial analysis services to the Company and received an additional $13,000.

      The Company acquired substantially all of the assets and operations of three companies and financed these acquisitions through a new credit facility during fiscal 2000. Walther Holdings, Inc., of which Gary D. Walther is a Managing Director, provided professional services to the Company in all of these transactions and received compensation from the Company in the amount of $163,000. Another affiliate of Mr. Walther's provides consulting services to the Company and received $113,000 for post acquisition services.

      All transactions between the Company and its officers, directors and 5% shareholders must be on terms no less favorable than could be obtained from unaffiliated third parties approved by a majority of the independent, disinterested directors of the Company.

                                  VOTE REQUIRED

      A majority of the outstanding shares of stock will be necessary to constitute a quorum for the transaction of business at the meeting. The election of directors will require a vote of a majority of the shares present at the meeting.

                                  OTHER MATTERS

      At the time of the preparation of the Information Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting, other than the proposals specifically set forth in the Notice of Annual Meeting of Shareholders and referred to herein.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      In order to be included in the proxy materials for the 2001 Annual Meeting of Shareholders of the Company, shareholder proposals must be received by the Company not later than February 28, 2001.

                                       RANKIN AUTOMOTIVE GROUP, INC.




                                       Steven A. Saterbak, Secretary


Date:  June 27, 2000